Exhibit 99.1

Structure Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results and Recent Highlights

Topline GSBR-1290 Phase 2a 12-week obesity data, as well as data from formulation bridging and titration optimization study, on track for latter half of the second quarter 2024

Phase 2b study in obesity expected to begin as planned in the fourth quarter 2024

Year-end cash balance of $467.3 million expected to fund operations and key clinical milestones through 2026

SAN FRANCISCO – March 8, 2024 – Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic and cardiopulmonary diseases, today reported financial results for the fourth quarter and full year ended December 31, 2023, and highlighted recent corporate achievements.

“In 2023 we demonstrated clear proof-of-concept with our lead GLP-1 receptor agonist, GSBR-1290, for obesity and type 2 diabetes. As a differentiated oral small molecule we have the scalability and manufacturing advantages to potentially meet the significant unmet need currently observed in the GLP-1 space,” said Raymond Stevens, Ph.D., Founder and CEO of Structure Therapeutics. “With a year-end cash balance of $467.3 million providing runway through the end of 2026, we are well-positioned to initiate and complete our Phase 2b trials for GSBR-1290 and accelerate development of our oral small molecule programs targeting amylin, GIP, and apelin receptors.”

Recent Highlights and Upcoming Milestones

GSBR-1290 for Type 2 Diabetes Mellitus (T2DM) and Obesity

•	In December 2023, the Company reported clinically meaningful data from the Phase 2a study in T2DM demonstrating significant reductions in hemoglobin A1c (HbA1c) and weight at 12 weeks. Interim Phase 2a data from the obesity cohort demonstrated significant reduction in weight at 8 weeks. Across both cohorts, GSBR-1290 was generally well-tolerated with no treatment-related serious adverse events over 12 weeks and low study discontinuation rates due to adverse events related to study drug (2.8% in T2DM and 0% in obesity).

•	Topline data from the obesity cohort of the Phase 2a study, including full 12-week efficacy data for 40 participants and safety and tolerability for all 64 participants. This study is fully enrolled and data are expected in the latter half of the second quarter of 2024.

•	In preparation for later stage clinical trials, a formulation bridging and titration optimization study to evaluate capsule versus tablet pharmacokinetics (PK) and explore different titration regimens of GSBR-1290 is ongoing. This study is fully enrolled and data are expected in the latter half of the second quarter of 2024.

•	The Company plans to initiate a global Phase 2b obesity study of GSBR-1290 in the fourth quarter of 2024.

•	The Company plans to initiate a Phase 2 study in T2DM in the second half of 2024.

GLP-1R Combination Programs: Amylin, GIPR, Apelin (APJR)

•	Oral Small Molecule Amylin Program: The Company is developing amylin agonists for use either alone or in combination with GLP-1R agonists to treat obesity and associated diseases, and expects to select a development candidate in the second half of 2024.

•	Oral Small Molecule GIPR Program: The Company is developing a GIPR selective agonist and GLP-1R/GIPR combinations to treat obesity and associated diseases, and expects to select a development candidate in the first half of 2025.

•	Oral Small Molecule Apelin Receptor (APJR) Program: The Company is evaluating its Phase 2 ready ANPA-0073, a biased agonist targeting APJR used in combination with weight loss medicines, for selective or muscle-sparing weight loss. ANPA-0073 is also being evaluated for idiopathic pulmonary fibrosis (IPF). The Company has completed a Phase 1 single-ascending and multiple-ascending dose study, in which ANPA-0073 was generally well-tolerated with no serious adverse event reported.

LPA1R Program for Idiopathic Pulmonary Fibrosis (IPF)

•	The Company is developing LTSE-2578, an oral small molecule antagonist that targets lysophosphatidic acid 1 receptor (LPA1R). Preclinical studies have demonstrated substantial anti-fibrotic activity in mouse models of fibrotic lung disease, and the Company expects to initiate a first-in-human study of LTSE-2578 in the second quarter of 2024.

Corporate

•	In 2023, the Company raised approximately $485.0 million of equity capital: $185.0 million in gross proceeds from the initial public offering in February, and $300.0 million in gross proceeds from the private placement equity financing in October.

Fourth Quarter and Full Year 2023 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $467.3 million at December 31, 2023. The Company expects its current cash, cash equivalents and short-term investments to fund operations and expected key clinical milestones through at least 2026.

R&D Expenses: Research and development (R&D) expenses for the fourth quarter of 2023 were $20.0 million, as compared to $8.4 million for the same period in 2022. For the year ended December 31, 2023, R&D expenses were $70.1 million, as compared to $36.2 million for the full year 2022. The increase was primarily due to the advancement of the Company’s GLP-1R franchise and other research programs, clinical study activities and increases related to employee expenses, primarily due to an increase in personnel.

G&A Expenses: General and administrative (G&A) expenses for the fourth quarter of 2023 were $11.0 million, as compared to $4.6 million for the same period in 2022. For the year ended December 31, 2023, G&A expenses were $32.7 million, as compared to $16.4 million for the full year 2022. The increase was primarily due to increases in professional services and employee related expenses as the Company expanded its infrastructure to drive and support the growth in its operations as a publicly-traded company.

Net Loss: Net loss for the fourth quarter of 2023 totaled $24.5, with non-cash stock-based compensation expense of $2.1 million, compared to $11.9 million for the fourth quarter of 2022 with non-cash stock-based compensation expense of $0.6 million. For the year ended December 31, 2023, net loss totaled $89.6 million, with non-cash stock-based compensation expense of $8.2 million, compared to $51.3 million for the full year 2022 with non-cash stock-based compensation expense of $2.5 million.

About Structure Therapeutics

Structure Therapeutics is a leading clinical-stage biopharmaceutical company focused on discovering and developing innovative oral treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a scientifically-driven, GPCR-targeted pipeline, featuring two wholly-owned proprietary clinical-stage small molecule compounds designed to surpass the limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the Company’s future plans and prospects, the Company’s anticipated cash runway, the clinical update from Structure’s Phase 2a study of GSBR-1290 in patients with T2DM and obesity, any expectations regarding the safety, efficacy or tolerability of GSBR-1290 and other candidates under development, the ability of GSBR-1290 to treat T2DM, obesity or related indications, the planned initiation and study design of Structure’s Phase 2b studies for GSBR-1290 in patients with T2DM and obesity and the timing thereof, and first-in-human study of LTSE-2578 and the timing thereof, respectively, the selection of a development candidate for the Company’s amylin receptor agonist program and GLP-1R/GIPR program, the planned timing of the Company’s data results and continued development of GSBR-1290, amylin and next generation GLP-1R/GIPR combination candidates and expectations regarding an oral development candidate targeting GLP-1R. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to the preliminary nature of the results due to length of the study and sample size, the risks that unblinded data is not consistent with blinded data, the Company’s ability to advance GSBR-1290, LTSE-2578, ANPA-0073 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, the timing and results of preclinical and clinical trials, the impact of any data collection omissions at any of our clinical sites, the Company’s ability to fund development activities and achieve development goals, the impact of any global pandemics, inflation, supply chain issues, rising interest rates and future bank failures on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the SEC on November 17, 2023, and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2023	2022	2023	2022
Operating expenses:
Research and development	$20,042	$8,360	$70,103	$36,193
General and administrative	10,952	4,596	32,672	16,368
Total operating expenses	30,994	12,956	102,775	52,561
Loss from operations	(30,994)	(12,956)	(102,775)	(52,561)
Interest and other income (expense), net	6,179	901	13,391	1,257
Loss before provision for income taxes	(24,815)	(12,055)	(89,384)	(51,304)
Provision for income taxes	(312)	(180)	236	17
Net loss	$(24,503)	$(11,875)	$(89,620)	$(51,321)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	DECEMBER 31,
	2023	2022
Assets
Current assets:
Cash, cash equivalents and short-term investments	$467,323	$90,841
Prepaid expenses and other current assets	6,285	2,248
Total current assets	473,608	93,089
Property and equipment, net	3,228	1,031
Operating right-of-use assets	5,136	262
Other non-current assets	45	3,463
Total assets	$482,017	$97,845
Liabilities, redeemable convertible preferred shares and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,742	$6,009
Accrued expenses and other current liabilities	18,558	6,741
Operating lease liabilities, current portion	1,440	260
Total current liabilities	24,740	13,010
Operating lease liabilities, net of current portion	4,013	—
Other non-current liabilities	298	—
Total liabilities	29,051	13,010
Redeemable convertible preferred shares issuable in series	—	199,975
Total shareholders’ equity (deficit)	452,966	(115,140)
Total liabilities, redeemable convertible preferred shares and shareholders’ equity (deficit)	$482,017	$97,845

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com